UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AMERICAN HOMES 4 RENT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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American Homes 4 Rent Issues Statement Regarding Land & Buildings

AGOURA HILLS, Calif.—(BUSINESS WIRE)—March 10, 2020— American Homes 4 Rent (NYSE:AMH) (the “Company”) today issued the following statement in response to the statement issued by Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”):

The American Homes 4 Rent Board of Trustees and management team are committed to acting in the best interests of the Company and all of its shareholders. We seek to maintain open communications with shareholders and value constructive input that may help advance our goal of enhancing the long-term value of the Company for all shareholders. In that regard, the Company has met and spoken with representatives of Land & Buildings on numerous occasions over the last several months to better understand their views and foster a constructive dialogue.

The Board further recognizes the importance of having the right mix of skills, expertise and experience and is committed to continuously reviewing its capabilities and ongoing refreshment on behalf of shareholders. As such, in December 2019 the Board engaged nationally recognized search firm Ferguson Partners, Ltd. in conjunction with its ongoing refreshment process. As part of this process, the Board carefully evaluated Land & Buildings’ nominees, Craig Melcher and Corey Lorinsky, both of whom are employees of Land & Buildings, which owns less than 1% of the Company’s common stock, and determined that they do not have the experience, expertise, or diversity the Board is seeking, such as experience in single family, multifamily rental or homebuilding real estate, executive management experience or public company board experience. Subsequent to the Board’s determination that Mr. Melcher and Mr. Lorinsky do not meet its criteria, Land & Buildings withdrew its nomination of Mr. Lorinsky.

The Board’s thorough search process led to the February 27, 2020 appointment to the Board of an additional independent trustee, Matthew Zaist, the former Chief Executive Officer of William Lyon Homes, one of the largest homebuilders in the Western United States. Mr. Zaist brings more than 20 years of leadership experience in the homebuilding industry, as well as significant operational, business development and transaction expertise and public company board experience.

With Mr. Zaist’s appointment, the Board has added three new independent trustees since the beginning of 2019. The Board comprises 11 highly qualified trustees, all of whom are actively engaged with strong financial, real estate, and leadership experience critical to the Company’s business. Additionally, the Board intends to add another independent trustee ahead of the 2021 Annual Meeting and will continue to solicit shareholder feedback as it pursues its ongoing evaluation and refreshment process.

The American Homes 4 Rent management team is successfully executing a clearly defined strategy to accelerate the growth of our geographically diverse portfolio through our three investment channels of traditional home buying, leveraging relationships with national homebuilders and our unique development program to expand in high-growth markets with favorable demographics. At the same time, we are advancing our non-core disposition program to further strengthen the Company’s balance sheet and deliver enhanced earnings growth both now and in the future. Our strong 2019 results demonstrate the significant progress we are making, as we achieved total revenues of $1.14 billion and Core Funds from Operations attributable to common share and unit holders of $1.11 per FFO share and unit, up 6.6% and 6.7% year-over-year, respectively.

We are confident that focusing on our development program as our core investment channel, combined with selective acquisitions through our other channels, provides the best risk-adjusted growth opportunity for our company. The homes produced through our first-of-its-kind “built-to-rent” development program are higher-quality, more durable, with better economics and lower recurring maintenance costs than existing homes available for acquisition. Additionally, the development program enables American Homes 4 Rent to control our own development pipeline and selectively enter or expand in high-growth markets to drive sustainable long-term and accretive growth, without dependence on housing market conditions. Through this platform, we expect to deliver between 1,200 and 1,500 homes in 2020. In total, we expect to invest between $800 million and $1 billion to add between 2,800 and 3,200 move-in ready homes to our system through all three channels in 2020.

Because of the actions we have taken, today American Homes 4 Rent has an industry leading investment grade balance sheet, which we believe is an important competitive advantage. By maintaining a prudent capital structure, operating efficiently and generating strong cash flows from our geographically diversified portfolio, we have ensured that American Homes 4 Rent has the financial flexibility to continue investing in our growth strategy to drive long-term, sustainable value creation. In fact, both year-to-date and over the last 12 months, American Homes 4 Rent has delivered superior total shareholder returns as compared to the RMZ Index – a broad equity REIT index – and the S&P 500 index. In our view, recent market activity further underscores investors’ appreciation of both the Company’s capital allocation strategy and the overall quality of our business and outlook.

The Board and management team believe that the continued execution of the Company’s strategy will continue to enhance value for shareholders.

American Homes 4 Rent shareholders need not take any action at this time.

BofA Securities is serving as financial advisor to American Homes 4 Rent and Hogan Lovells is serving as legal counsel.

About American Homes 4 Rent

American Homes 4 Rent (NYSE:AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2019, we owned approximately 52,552 single-family properties, in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on its website at www.americanhomes4rent.com.

Additional Information and Where to Find It

The Company, its trustees and certain executive officers are participants in the solicitation of proxies from shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”). The Company plans to file a proxy statement (the “2020 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Tamara Hughes Gustavson, David P. Singelyn, Douglas N. Benham, John Corrigan, David Goldberg, Matthew J. Hart, James H. Kropp, Winifred Webb, Jay Willoughby, Kenneth Woolley and Matthew Zaist, all of whom are members of the Company’s Board of Trustees, and Bryan Smith, Chief Operating Officer, Christopher C. Lau, Chief Financial Officer, Sara Vogt-Lowell, Chief Legal Officer and Stephanie Heim, Chief Governance Officer, are participants in the Company’s solicitation. Other than Mr. Singelyn and Ms. Gustavson, none of such participants beneficially owns in excess of 1% of the Company’s common stock, including Class A and Class B common stock. Mr. Singelyn and Ms. Gustavson may be deemed to beneficially own approximately 2.3% and 6.0%, respectively, of the Company’s common stock, including Class A and Class B common stock, and may be deemed to beneficially own approximately 16.0% and 5.1%, respectively, of the Company’s common stock and operating partnership units (which may be redeemed for cash or, at the Company’s option, exchanged for shares of Class A common stock). Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2020 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), which was filed with the SEC on March 29, 2019. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive 2020 Proxy Statement with the SEC, the Company will mail the definitive 2020 Proxy Statement and a WHITE proxy card to each shareholder entitled to vote at the Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, the Company’s proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of the Company’s proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting will also be available, free of charge, at the Company’s website (www.americanhomes4rent.com) or by writing to the Investor Relations Department, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. In addition, copies of these materials may be requested, free of charge, from the Company’s proxy solicitor by writing to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, or calling toll-free to (800) 937-5449.

Contacts
American Homes 4 Rent
Investor Relations
(855) 794-2447
investors@ah4r.com

Media:
Andrew Siegel / Lucas Pers
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449